Exhibit 99.1

Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Kevin D. Williams
	663 Highway 60, P.O. Box 807		Chief Financial Officer
	Monett, MO 65708		(417) 235-6652

		Press Contact:	Jessica Randall
Corporate Communications Manager
(704) 357-0298

Jack Henry & Associates and Ensenta Corporation Complete Acquisition Transaction
- Acquisition further expands competitive position in payments industry -

MONETT, MO. - December 21, 2017 - Jack Henry & Associates, Inc.® (NASDAQ:JKHY) is a leading provider of technology solutions and payment processing services primarily for the financial services industry. Today the company announced that it acquired Ensenta Corporation, a California-based provider of real-time, cloud-based solutions for mobile and online payments and deposits. Upon closing of the transaction, which was subject to regulatory approvals and customary closing conditions, Jack Henry & Associates purchased all of the equity of Ensenta for a price of approximately $130 million which was partially funded by a draw on Jack Henry & Associates’ revolving credit facility. Ensenta has an annualized revenue run rate of approximately $27 million and is expected to be slightly accretive in the current fiscal year.

Ensenta joins Jack Henry & Associates as part of the JHA Payment Solutions™ group. Effective with this acquisition, Jack Henry & Associates becomes the leading provider of consumer remote deposit capture services, supporting approximately 2,300 financial institutions. This acquisition also expands the company’s ability to conduct real-time transactions with third-party platforms, extending its presence in the credit union market through shared branching technology. The technology acquired will complement and enhance the solutions provided by Jack Henry & Associates’ ProfitStars® Enterprise Payment Solutions™ (EPS) group, offering additional risk management tools for mobile remote deposit, expanded payment options for small businesses, and entry into government payment processing.
According to Greg Adelson, general manager of JHA Payment Solutions, “This acquisition is a testament to Jack Henry & Associates’ continued commitment to provide the best payment solutions available today. The technology gained through this acquisition will expand the suite of solutions offered by our Enterprise Payment Solutions group, enhance cross-sell opportunities both inside and outside our customer base, and introduce new growth opportunities for our clients and their commercial customers. We’re pleased to have Ensenta join our team and look forward to further strengthening our electronic payments offering.”
Ensenta was founded in 2001 in Silicon Valley and grew to support financial institutions and government agencies with patented technologies across ATM, mobile, online desktop, merchant, and branch channels. Its Smarter & Safer™ real time SaaS payment technologies are proven to mitigate risk, minimize compliance exposure, increase back office efficiencies and improve funds availability. The company’s technology has received industry accolades, including two XCelent awards by Celent and a TAG Fintech ADVANCE Award by the Technology Association of Georgia.
About Jack Henry & Associates, Inc.
Jack Henry & Associates, Inc.® (NASDAQ:JKHY) is a leading provider of technology solutions and payment processing services primarily for the financial services industry. Its solutions serve approximately 9,000 customers nationwide, and are marketed and supported through three primary brands. Jack Henry Banking® supports banks ranging from community banks to multi-billion dollar institutions with information processing solutions. Symitar® is a leading provider of information processing solutions for credit unions of all sizes. ProfitStars® provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs. Additional information is available at www.jackhenry.com.

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company’s financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these

Exhibit 99.1

statements. Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that may cause actual results to differ materially from any forward-looking information.